EXHIBIT 4

                                 FORM OF NOTE

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE "DEPOSITORY") TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED                   CUSIP No.:  59021V375           PRINCIPAL AMOUNT
No. 1                                                        $110,000,000

                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTE, SERIES C
      100% Minimum Return Protected Bear USDX(R) Notes, due June 17, 2008
                                 (the "Notes")

         MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount of the Notes plus a Supplemental Redemption Amount (as defined below) or a payment of interest on June 17, 2008 (the "Stated Maturity Date") and to pay interest on the principal amount hereof, in accordance with the terms below, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

Payment on the Stated Maturity Date

           On the Stated Maturity Date, a Holder shall receive the Principal Amount plus either a Supplemental Redemption Amount or a payment of interest. If the Ending Value (as defined below) is less than the Starting Value (as defined below), a Holder will receive the Principal Amount plus the Supplemental Redemption Amount, calculated as described below. If the Ending Value equals or exceeds the Starting Value, a Holder shall receive the Principal Amount plus an interest payment equal to 2.85% of the Principal Amount, as described below.

         As used herein, the "Calculation Agent" is Merrill Lynch Capital Services, Inc. All determinations made by the Calculation Agent, absent a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

   Supplemental Redemption Amount

           The "Supplemental Redemption Amount" shall be determined by the Calculation Agent and shall equal:


                                 ( Starting Value - Ending Value )
              Principal Amount x ( ----------------------------- )
                                 (        Starting Value         )

provided, however, that in no event shall the Supplemental Redemption Amount be less than zero.

           The "Starting Value" equals 85.15.

           The "Ending Value" shall be determined by the Calculation Agent and will equal the level of the U.S. Dollar Index (the "Index") at approximately 10 a.m. EST on the Valuation Date, as determined by the Calculation Agent.

         The "Valuation Date" shall be the seventh scheduled Index Business Day (as defined below) prior to the Stated Maturity Date of the Notes or, if such day is not an Index Business Day, the next succeeding Index Business Day; provided, however, that if an Index Business Day does not occur by the third succeeding scheduled Index Business Day, the Calculation Agent shall determine the Ending Value on that date in a manner that, in its judgment, is reasonable under the circumstances.

         An "Index Business Day" means a day on which the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX") and The Nasdaq Stock Market (the "Nasdaq") are open for trading and the Index or any successor index is calculated and published (as of approximately 10 a.m. EST).

Interest

         If the level of the Index is equal to or above the Starting Value on June 8, 2007, the first anniversary of the issuance of the Notes (the "Observation Date"), a Holder shall receive an interest payment on June 19, 2007, the seventh Index Business Day after the scheduled Observation Date equal to 2.85% of the Principal Amount; provided, however, that if such anniversary day is not an Index Business Day, then the Observation Date shall be the next succeeding Index Business Day; and provided further, however that if an Index Business Day has not occurred by the third succeeding scheduled Index Business Day, then such date shall be the Observation Date and the Calculation Agent shall determine the level of the Index on that date in a manner that, in its judgment, is reasonable under the circumstances.

         Interest shall be paid on each interest payment date to the persons in whose names the Notes are registered at the close of business on the scheduled Observation Date or Valuation Date preceding the relevant interest payment date, whether or not it is a Business Day.


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

         A "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

         Payment of the Supplemental Redemption Amount and interest in respect of this Note due on the Stated Maturity Date, as the case may be, will be made in immediately available funds upon presentation and surrender of this Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York. Payment of interest due on any Interest Payment Date other than the Stated Maturity Date will be made at the aforementioned office or agency maintained by the Company or, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained by the Trustee on the Record Date; provided, however, that a Holder of U.S.$10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if such Holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

         If any Interest Payment Date or the Stated Maturity Date of this Note falls on a day that is not a Business Day, the required payment of the principal, Supplemental Redemption Amount and/or interest shall be made on the next succeeding Business Day and no additional interest shall accrue as a result of such delayed payment with respect to the payment for the period from and after such Interest Payment Date or the Stated Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

Adjustments to the Index

           If at any time the New York Board of Trade (the "Index Publisher") makes a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index so that the Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Index as if those changes or modifications had not been made, and calculate the level with reference to the Index, as so adjusted.

Discontinuance of the Index

           If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index (a "Successor Index"), then, upon the Calculation Agent's notification of that determination to the Trustee and the Company, the Calculation Agent shall substitute the Successor Index as calculated by the Index Publisher or any other entity for the Index and calculate the value of the Index as described above. Upon any selection by the Calculation Agent of a successor index, the Company shall cause notice to be given to holders of the Notes.


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

            In the event that the Index Publisher discontinues publication of the Index and:

            o     the Calculation Agent does not select a Successor Index; or

            o the successor index is not published on the Observation Date or the Valuation Date,

           the Calculation Agent shall compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Index as described below, the Successor Index or level shall be used as a substitute for the Index for all purposes. If the Calculation Agent calculates a level as a substitute for the Index, the Index level shall be computed by the Calculation Agent using the foreign exchange rates for each currency most recently included in the Index based on the values displayed on Bloomberg page FXC at approximately 10:00 a.m. EST, on the relevant date. If this page is not available, then each exchange rate shall be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m. EST, on the relevant date.

           If the Index Publisher discontinues publication of the Index and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day (as defined below) until the earlier to occur of:

            o     the determination of the Ending Value; and

            o a determination by the Calculation Agent that a successor index is available,

the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were the Observation Date or the Valuation Date. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

General

         All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

         Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         This Note is one of a duly authorized issue of Securities
(hereinafter called the "Securities") of the Company designated as its Medium-Term Notes, Series C. The Securities are issued and to be issued under an indenture (the "Indenture") dated as of April 1, 1983, as amended and restated, between the Company and JPMorgan Chase Bank, N.A. (herein called the "Trustee", which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

         The Notes are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

         This Note is not subject to any sinking fund.

         In case an Event of Default (as defined in the Indenture) with respect to any Notes shall have occurred and be continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per unit, will be equal to the $10 original public offering price plus an amount calculated as though the date of acceleration were the Valuation Date. If the level of the Ending Value calculated as of the date of acceleration would be less than the Starting Value, the amount so payable will equal the Supplemental Redemption Amount calculated as described above. If the level of the Ending Value calculated as of the date of acceleration will be equal to or greater than the Starting Value, the amount so payable shall equal an interest payment calculated using the interest rate applicable to the Notes calculated using the actual of days from and including the issue date of the Notes or, if later, the 2007 interest payment date, to but excluding the date of acceleration.

         In case of default in payment of this Global Note, whether at the Stated Maturity Date or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate (the "Default Rate") reset daily, to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

"Federal Funds Rate" means:

      (1) the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Moneyline Telerate or any successor service on page 120 or any other page as may replace page 120 on that service ("Moneyline Telerate Page 120"), or

      (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)", or

      (3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

      (4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

      The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

      No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount, Supplemental Redemption Amount and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

      As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

      No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this


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

Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

      The Company and each Holder or beneficial owner by acceptance hereof hereby agree to characterize and treat this Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization and tax treatment of the Notes.

      The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

      All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.


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

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: June 8, 2006

                                                MERRILL LYNCH & CO., INC.



                                                By:____________________________
                                                           John Thurlow
                                                        Assistant Treasurer


[FACSIMILE OF SEAL]                             Attest:



                                                By:____________________________
                                                       Judith A. Witterschein
                                                             Secretary

CERTIFICATE OF AUTHENTICATION
This is one of the Securities
of the series designated
therein referred to in the
within-mentioned Indenture.

JPMORGAN CHASE BANK, N.A.,
        as Trustee



By:_______________________
     Authorized Officer